EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 2 to Form S-1 on Form S-3 (No. 333-123076) and related Prospectus of PriceSmart, Inc. for the registration of up to 1,297,633 shares of its common stock and to the incorporation by reference therein of our report dated November 18, 2005, with respect to the consolidated financial statements and schedule of PriceSmart, Inc. included in its Annual Report (Form 10-K/A Amendment No. 1) for the year ended August 31, 2005, filed with the Securities and Exchange Commission.

/s/    ERNST & YOUNG LLP

San Diego, California

January 24, 2006